EXHIBIT 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL REDEEMING ALL OUTSTANDING ZERO COUPON
CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

Company Free of Long-Term Debt Following This Action

LAKE FOREST, Calif.—Mar. 18, 2003—Western Digital Corp. (NYSE: WDC) today announced that its wholly-owned subsidiary, Western Digital Technologies, Inc. (WDT), has elected to redeem, on April 17, 2003, all of the outstanding Zero Coupon Convertible Subordinated debentures due 2018 issued by WDT. Under the terms of the debentures, WDT may redeem the debentures in whole or in part at its option at any time on or after February 18, 2003, at a price equal to the issue price plus the accrued original issue discount up to the redemption date. As of April 17, 2003, the redemption price for the debentures will be $463.47 per $1,000 principal amount at maturity. The redemption price will be paid in cash. As of March 18, 2003, there was $555,000 in principal amount at maturity of debentures outstanding, with an aggregate cash redemption price on April 17, 2003 of approximately $257,000.

     In February 2003, WDT repurchased $160,342,000 in aggregate principal amount at maturity of debentures for an aggregate purchase price of $73,699,597. Following the redemption of the

Western Digital Redeeming All Outstanding Zero Coupon
Convertible Subordinated Debentures Due 2018

remaining debentures, Western Digital will have no long-term debt. As of December 27, 2002, Western Digital had $327 million in cash and it has generated cash of $200 million from operations over the last four quarters.

     The debentures are convertible into shares of Western Digital common stock until 5 p.m. New York time on April 16, 2003. As of March 18, 2003, the conversion rate of the debentures is 14.935 shares of Western Digital common stock per $1,000 principal amount at maturity of the debentures.

     A Notice of Redemption is being made available to debenture holders through the Depository Trust Company. The Notice of Redemption includes information on the terms, conditions and procedures for holders to deliver the debentures and collect the redemption price or to convert the debentures. This document is also available by contacting Western Digital Investor Relations at (800) 695-6399.

About Western Digital

     Western Digital, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage, and use digital information. The Company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

     Western Digital was founded in 1970. The Company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the Company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

     This release contains forward-looking statements. To the extent that such statements relate to the proposed redemption of the debentures, there is a risk, among others, that the redemption

Western Digital Redeeming All Outstanding Zero Coupon
Convertible Subordinated Debentures Due 2018

might not be completed. Western Digital undertakes no obligation to update or alter forward-looking statements to reflect new information or events or for any other reason.

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Western Digital and the Western Digital logo are registered trademarks of Western Digital Technologies, Inc. Other trademarks may be mentioned herein that belong to other companies.